Exhibit 10.1

Asset sale agreement:

Date: 22 November 2019

SAEXPLORATION (AUSTRALIA) PTY LTD

SAE (AUSTRALIA) PTY LTD (formerly known as GEOKINETICS (AUSTRALIA) PTY LTD)

SAEXPLORATION HOLDINGS, INC.

TERREX PTY LTD

Melbourne

Level 12 600 Bourke Street Melbourne VIC 3000 Australia	GPO Box 1842 Melbourne VIC 3001 Australia	DX 370 Melbourne VIC	T +61 3 9269 9000 F +61 3 9269 9001 www.landers.com.au ABN 58 207 240 529

TABLE OF CONTENTS

PARTIES	1

RECITALS	1

AGREEMENT	1

1. DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation	7

2. SALE AND PURCHASE	9
2.1 Sale of Business Assets	9
2.2 Business Assets held by Affiliate of Sellers	9
2.3 Consideration	9
2.4 Payment of Initial Purchase Price and Deferred Consideration	9
2.5 Apportionment of Initial Purchase Price and Deferred Consideration	9
2.6 Reduction of Initial Purchase Price and Deferred Consideration	9
2.7 Title and Risk	10
2.8 No Assumption of Liabilites	10

3. EARNOUT	10
3.1 Earnout Payments	10
3.2 Calculation of Earnout Payment & Access	12
3.3 Earnout Payment Set-off	12

4. COMPLETION	13
4.1 Time and place for Completion	13
4.2 Sellers’ Completion Obligations	13
4.3 Buyer’s Completion Obligations	14
4.4 Completion Actions Simultaneous	15

5. POST-COMPLETION CONDUCT	15
5.1 Access	15
5.2 Location of Business Assets	16
5.3 Set-Off	16
5.4 Costs	16
5.5 Transfer of Lease	16

6. WARRANTIES	16
6.1 Warranties	16
6.2 Warranties Separate	16
6.3 Reliance	17
6.4 Survival of Warranties	17

7. LIMITATIONS OF LIABILITY	17
7.1 Disclosure	17
7.2 Fair Disclosure and Actual Knowledge	17
7.3 No Reliance by Buyer	18
7.4 Minimum Amount of Claims	18
7.5 Maximum Liability for Claims	19
7.6 Time Limits on Claims	19
7.7 No Double Recovery	19
7.8 Recovery Under Other Rights and Reimbursement	19
7.9 Mitigation Of Loss	20
7.10 General Limitations	20
7.11 Buyer Benefits	21
7.12 Sole Remedies	21

Lander & Rogers	Ref:	Page i

7.13 Payments Affecting Total Consideration	22
7.14 Independent Limitations	22
7.15 No Limitation for Fraud or Willful Misconduct	22

8. CLAIMS PROCESS	22
8.1 Notice of Buyer Claims	22
8.2 Dealing With Claims	22
8.3 Lesser or No Claim Amount Admitted	23
8.4 Disclosure of Third Party Claims and Potential Claims	23
8.5 Conduct of Third Party Claims	23
8.6 Exclusion	24
8.7 Payment of Admitted Claim Amounts	25

9. PROTECTION OF THE BUSINESS	25

10. CONFIDENTIALITY AND ANNOUNCEMENTS	25
10.1 Media Announcements	25
10.2 Confidentiality	25

11. DUTY, COSTS AND EXPENSES	26
11.1 Duty	26
11.2 Costs and Expenses	26

12. GST	26
12.1 Definitions	26
12.2 GST	26
12.3 Reimbursements	27

13. GUARANTEE BY SELLERS’ GUARANTOR	27
13.1 Guarantee and Indemnity	27
13.2 Extent of Guarantee and Indemnity	27
13.3 Deferral of Rights	28
13.4 Independent obligation	28
13.5 Preservation of rights	28
13.6 No Set-off	28
13.7 Sellers’ Guarantor’s Liability	29

14. NOTICES	29
14.1 Form of Notice	29
14.2 How Notice Given and Received	29

15. GENERAL	30
15.1 Variation	30
15.2 No Waiver	30
15.3 Joint and Severable Liability	30
15.4 Assignment, Novation and Other Dealings	30
15.5 Counterparts	30
15.6 Severability	30
15.7 No Merger	30
15.8 Further Action	31
15.9 Time of the Essence	31
15.10 Relationship of the Parties	31
15.11 Exercise of Rights	31
15.12 Cumulative Rights and Remedies	31
15.13 Entire Agreement	31
15.14 No Reliance	31
15.15 Default Interest	32
15.16 Governing Law and Jurisdiction	32

Lander & Rogers	Ref:	Page ii

Lander & Rogers	Ref:	Page iii

Asset sale agreement

Date: 22 November 2019

PARTIES

SAEXPLORATION (AUSTRALIA) PTY LTD ACN 144 635 923 of Unit 2, 441 Nudgee Road, Hendra QLD 4011

SAE (AUSTRALIA) PTY LTD F/K/A GEOKINETICS (AUSTRALIA) PTY LTD ACN 112 073 168 of Unit 2, 441 Nudgee Road, Hendra QLD 4011 (SAE)

(each a Seller and together the Sellers),

SAEXPLORATION HOLDINGS, INC. of 1160 Dairy Ashford, Suite 160 Houston, TX 77079 USA (Sellers’ Guarantor)

and

TERREX PTY LTD ACN 090 147 274 of 22 Crockford Street, Banyo QLD 4014 (Buyer)

RECITALS

A.	The Sellers carry on the Business and, together with certain of its Affiliates, own the Business Assets.

B.	The Sellers wish to sell, and the Buyer wishes to purchase, the Business Assets on the terms and conditions set out in this agreement.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised terms or expressions used in this agreement have the meanings set out in this clause.

Admitted Claim Amount has the same definition given to that term in Clause 8.7.

Affiliate means, in relation to a person (first-mentioned person):

(a)	a person that Controls or is Controlled by the first-mentioned person; and

(b)	a Related Body Corporate of the first-mentioned person.

Authorisations means any authorisation, approval, certificate, consent, licence, permit or notice of non-objection by any Government Agency that is necessary or desirable to operate and hold the Business Assets.

Lander & Rogers	Ref:	Page 1

Business means the business carried on by the Sellers at Completion and the following activities:

(a)	onshore seismic acquisition activities for all sectors including, but not limited to, Oil & Gas, Coal, Government, Research and Minerals;

(b)	surveying and seismic acquisition;

(c)	providing or renting seismic acquisition equipment;

(d)	processing data and advising clients about onshore seismic activities (including, for example, bird-dogging);

(e)	land component of transition zone surveys; and

(f)	any other business or activities carried on by the Sellers immediately prior to Completion.

Business Assets means the:

(a)	Plant and Equipment including the Motor Vehicles;

(b)	Goodwill; and

(c)	Business Records,

but excluding the Excluded Assets.

Business Day means a day on which banks are open for business in Brisbane, other than a Saturday, Sunday or public holiday in that city.

Business Hours Period means the definition given to that term in Clause 14.2(c).

Business Premises means the premises on or from which the Sellers operate the Business, including the premises upon which the Plant and Equipment (including the Motor Vehicles) are kept.

Business Records means all books and records, and documents to title, held by the Sellers relating to the Business Assets, but excludes any Business Records that a Seller is required by law to retain in its possession.

Buyer Warranties means the warranties and representations set out in Schedule 4.

Claim means any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

(a)	based in contract (including breach of warranty);

(b)	based in tort (including misrepresentation or negligence);

(c)	under common law;

(d)	under statute,

in any way relating to this agreement or the sale and purchase of the Business Assets, and including a claim, demand, legal proceedings or cause of action arising from a breach of a Warranty or under any indemnity under this agreement.

Lander & Rogers	Ref:	Page 2

Claim Dispute Notice has the same definition given to that term in Clause 8.2(b).

Completion means completion of the sale and purchase of the Business Assets in accordance with Clause 4 of this agreement.

Completion Date means the date of this agreement, being the date on which Completion is intended to occur.

Consideration Period has the same definition given to that term in Clause 8.2(a).

Control has the same definition given to that term by section 50AA of the Corporations Act, and “Controlled” has a corresponding meaning.

Corporate Affiliate means an Affiliate which is not an individual.

Corporations Act means the Corporations Act 2001 (Cth).

Deferred Consideration means the portion of the Total Consideration payable on the Deferred Consideration Date, being an amount of A$600,000 (inclusive of GST).

Deferred Consideration Date means the date which is 30 Business Days following the Completion Date.

Disclosure Letter means a letter dated on the date of this agreement addressed from the Sellers to the Buyer disclosing the Disclosure Materials and other relevant facts, matters and circumstances that are or may be inconsistent with the Seller Warranties, a draft of which is to be provided 3 Business Days prior to the date of this agreement.

Disclosure Materials means all of the following:

(a)

all documents and information contained in an encrypted USB stick made available by the Sellers to the Buyer, its representatives and advisers in connection with the negotiations for the Sale, an index of which is set out in SCHEDULE 6;

(b)

all written answers given to the Buyer in response to questions submitted to the Sellers as part of the request for information process forming the Buyer’s due diligence, and including the Sellers’ written responses to the initial legal due diligence questionnaire (dated 27 September 2019) provided to the Sellers by the Buyer;

(c)

all written minutes or other documentary recordings of presentations and interviews that were provided to the Buyer, its representatives or advisers by the Sellers, its representatives or advisers of the Sellers’ management team before execution of this agreement (whether as part of the due diligence materials described in paragraph (a) of this definition or otherwise); and

(d)	all specific matters and other information set out in the Disclosure Letter (if any).

Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency including any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Lander & Rogers	Ref:	Page 3

Earnout Payment means an amount equal to the Total Vibe Utilisation Days multiplied by A$850, which shall be payable by the Buyer in respect of each six month period within the First Earnout Year and the Second Earnout Year in accordance with Clause 3, provided that such payments do not exceed A$1,500,000, and are not less than A$750,000, in any given Earnout Year.

Earnout Payment Cecessation Event means the occurrence of any one or more of the following events:

(a)	a breach (as determined in the legal opinion of a QC, nominated by the Buyer and appointed jointly by the Buyer and Sellers) of the obligations in Schedule 7 by the Seller or any of its Affiliates; or

(b)

in respect of a Third Party that acquires assets of a Seller or acquires Control of a Seller as a result of, or in connection with, an Insolvency Event occuring in respect of that Seller, that Third Party or one of its Affiliates conducts a business which is a Protected Business (as that term is defined in Schedule 7).

Earnout Year means either the First Earnout Year or the Second Earnout Year (as applicable).

Excluded Assets means any Fairfield Nodal channels, associated support equipment (including, but not limited to, chargers and downloading racks) and each of those assets set out in SCHEDULE 8.

First Earnout Year means the period between the Completion Date and the date that is 12 months after the Completion Date.

Goodwill means the goodwill of the Business in connection with the Business Assets, including any know-how, or customer or project data, included in the Business Records.

Government Agency means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

GST Law has the same definition given to that term in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Insolvency Event means the occurrence of any one or more of the following events in relation to a body corporate:

(a)

it is insolvent as defined by section 95A of the Corporations Act as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under section 459C(2) or section 585 of the Corporations Act) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(b)	any step is taken to appoint a receiver, a receiver and manager, a liquidator or a provisional liquidator or other like person to it or any of its assets, operations or business;

(c)	an administrator is appointed to it under section 436A, 436B or 436C of the Corporations Act;

Lander & Rogers	Ref:	Page 4

(d)	a controller (as defined in section 9 of the Corporations Act) is appointed to it or any of its assets;

(e)

an application is made to a court for an order that it be wound up or that a provisional liquidator, receiver or receiver and manager be appointed, and that application is not withdrawn, struck out or dismissed within 15 Business Days of it being made;

(f)	an order is made that it be wound up or that a provisional liquidator, receiver or receiver and manager be appointed, and that application is not remedied within 15 Business Days of it being made;

(g)

it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(h)	it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(i)	it is deemed to have failed to comply with a statutory demand under section 459F(1) of the Corporations Act;

(j)	a notice of deregistration is issued under section 601AA or section 601AB of the Corporations Act;

(k)	a writ of execution for an amount is levied against it or a material part of its property which is not cancelled within 15 Business Days;

(l)	it ceases to carry on business or threatens to do so, other than in accordance with the terms of this agreement; or

(m)

anything which occurs under the law of any jurisdiction, including for the avoidance of doubt, any jurisdiction where an Affiliate of a Seller is incorporated or registered, which has an equivalent or substantially similar effect to any of the events set out in the above paragraphs of this definition.

Initial Purchase Price means the portion of the Total Consideration payable on Completion for the Business Assets, being an amount of A$6,000,000 (inclusive of GST).

Interest Rate means the daily 11.00am cash rate quoted on Reuters page BBSY.

Loss means all damages, losses, costs, expenses and charges including Taxes and Duties.

Motor Vehicles means the motor vehicles that form part of the Plant and Equipment.

Notice means the definition given to that term in Clause 14.1.

Oakey Lease means the written lease dated 28 February 2018 between SAE as lessee and Helena Manley, Michael Manley, Jennifer Sue Wolski and Rodney Lyle Wolski as landlord in respect of the 187 Bridge Street, Oakey, QLD 4401.

Lander & Rogers	Ref:	Page 5

Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, motor vehicles and all other physical assets located in Australia and owned by the Sellers, or an Affiliate of a Seller, as at 4 November 2019 and used exclusively in or forming part of the Business, including, but not limited to, those items listed in Schedule 5 (Plant and Equipment), and all work-in-progress, components, consumables, spare parts, tools and maintenance items for any of those things but excluding any assets hired by the Sellers (or an Affiliate of a Seller, as applicable) for use in the Business under the terms of an asset lease.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSA Security Interest has the same definition given to the term ”security interest” in the PPSA.

PPSR means the Personal Property Securities Register.

QC means a suitably qualified Queens Counsel or Senior Counsel who has no less than 15 years of relevant experience.

Recipient has the same definition given to that term in Clause 10.2(a).

Related Body Corporate has the same definition given to that term in section 9 of the Corporations Act.

Related Entity has the same definition given to that term in section 9 of the Corporations Act.

Sale means the sale and purchase of the Business Assets in accordance with Clause 2.

Second Earnout Year means the 12 month period starting on the day immediately following the end of the First Earnout Year.

Security Interest means any of the following

(a)	legal or equitable interest, encumbrance or power created, arising in or reserved in or over an interest in any property or asset;

(b)

security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, income, garnishee order, monetary claims and flawed deposit arrangement);

(c)	any thing or preferential interest or arrangement of any kind giving a person priority or preference over Claims or other persons with respect to any property or asset;

(d)	a PPSA Security Interest; or

(e)	any agreement or arrangement (whether legally binding or not) to grant or create anything referred to in paragraphs (a), (b), (c) or (d),

Seller Warranties means the warranties and representations set out in Schedule 3.

Specified Persons means Ryan Abney, Mike Scott, Brian Beatty and Douglas Reichenbach.

Tax means any tax, levy, charge, impost, duty, fee, deduction, goods and services tax, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency including any interest, fine, penalty, charge, fee or any other amount imposed on or in respect of any of the above but excludes Duty.

Lander & Rogers	Ref:	Page 6

Third Party means any person or entity (including a Government Agency) other than the Seller or the Buyer.

Third Party Claim means any claim, demand, legal proceedings or cause of action made or brought against the Buyer or Seller (as the case may be) by a Third Party.

Title Warranty means each of the Seller Warranties contained in sections 1, 2 and 3 of Schedule 3.

Total Consideration means the aggregate of the Initial Purchase Price, the Deferred Consideration and the Earnout Payments.

Total Vibe Utilisation Days means the aggregate number of engine hours recorded by the Buyer in respect of the Vibes owned by the Buyer in the relevant six month period of the relevant Earnout Year, divided by 12.

Vibe means each vibrator source equipment acquired by the Buyer as part of the Business Assets.

Warranties means the Buyer Warranties and the Seller Warranties.

1.2	Interpretation

In this agreement the following rules of interpretation apply, unless the contrary intention appears or the context otherwise requires:

(a)	Headings and subheadings are for convenience only and do not affect the interpretation of this agreement.

(b)

References to clauses, Schedules, annexures, appendices, attachments and exhibits are references to the clauses of, and the Schedules, annexures, appendices, attachments and exhibits to, this agreement.

(c)	References to parties are references to the parties to this agreement.

(d)	References to a party to any agreement or document include that party’s permitted assignees and successors, including executors and administrators and legal representatives.

(e)	Words denoting the singular include the plural and words denoting the plural include the singular.

(f)	Words denoting any gender include all genders.

(g)	The word “person” includes any individual, corporation or other body corporate, partnership, joint venture, trust, association and any Government Agency.

(h)

A reference to a body (other than a party to this agreement), whether statutory or not, that ceases to exist or has its powers or functions transferred to another body is a reference to the body that replaces it or that substantially succeeds to its powers or functions.

(i)	A reference to any agreement or document (including this agreement) includes any amendments, supplements and replacements of that document.

(j)	A reference to a law includes:

Lander & Rogers	Ref:	Page 7

(i)	legislation, regulations and other legislative instruments;

(ii)	any judgement made by a court;

(iii)	a constitutional provision or treaty or decree;

(iv)	any principle or rule of the common law or in equity,

and is a reference to that law as amended, consolidated, replaced or re-enacted or applied to new or different facts.

(k)

Subect to clause 15.3, any covenant, promise, agreement, representation or warranty given or entered into by or for the benefit of two or more persons binds, or is for the benefit of, them jointly and each of them severally.

(l)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of that provision or this agreement.

(m)	If a period of time begins on a given day or the day of an act or event, it is to be calculated exclusive of that day.

(n)	A reference to time is a reference to Brisbane, Queensland time unless otherwise specified.

(o)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(p)	If any act is required to be performed under this agreement by a party on or by a specified day and the act is performed after 5.00 pm on that day, the act is deemed to be performed on the next day.

(q)	If any act is required to be performed under this agreement on or by a specified day and that day is not a Business Day, the act must be performed on or by the next Business Day.

(r)	A reference to an amount of dollars, A$ or $ is a reference to the lawful currency of Australia, unless the amount is specifically denominated in another currency.

(s)

Specifying anything in this agreement after the terms “include”, “including”, “includes”, “for example”, “such as” or any similar expression does not limit the sense of the words, description, definition, phrase or term preceding those terms unless there is express wording to the contrary.

(t)	This agreement includes all Schedules, annexures, appendices, attachments and exhibits to it.

(u)	A reference to writing or written includes email (unless otherwise expressly provided in this agreement).

(v)	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

(w)	Where a word or phrase or expression is defined, other parts of speech and grammatical forms of that definition have corresponding meanings.

Lander & Rogers	Ref:	Page 8

(x)	An agreement other than this agreement includes an undertaking or legally enforceable agreement or understanding whether in writing or not.

(y)	If there is any conflict between the main body of this agreement and its Schedules and attachments the terms of the main body of this agreement will prevail.

2.	SALE AND PURCHASE

2.1	Sale of Business Assets

The Sellers agree to sell (or procure the sale in accordance with Clause 2.2 below) and the Buyer (or an entity nominated by the Buyer) agrees to purchase the Business Assets:

(a)	in exchange for the Total Consideration;

(b)	with effect from Completion on the Completion Date;

(c)	free and clear of any Security Interests; and

(d)	on the terms and conditions set out in this agreement.

2.2	Business Assets held by Affiliate of Sellers

To the extent that the legal and/or beneficial title (or both) to a Business Asset is held by an Affiliate of a Seller, the Sellers shall procure that the legal and/or beneficial title (or both, as relevant) to the Business Asset is transferred to the Buyer (or an entity nominated by the Buyer) with effect from Completion.

2.3	Consideration

The consideration for the sale of the Business Assets to the Buyer is the payment by the Buyer to the Sellers of the Total Consideration, comprising each of:

(a)	the Initial Purchase Price;

(b)	the Deferred Consideration; and

(c)	the aggregate of the Earnout Payments.

2.4	Payment of Initial Purchase Price and Deferred Consideration

(a)	The Buyer must pay to the Sellers (or as the Sellers direct) the Initial Purchase Price on the Completion Date in accordance with Clause 4.3(b);

(b)	the Deferred Consideration on the Deferred Consideration Date.

2.5	Apportionment of Initial Purchase Price and Deferred Consideration

The amount comprising the aggregate of the Initial Purchase Price and Deferred Consideration is apportioned as set out in Schedule 2.

2.6	Reduction of Initial Purchase Price and Deferred Consideration

(a)	Any payment made to the Buyer:

Lander & Rogers	Ref:	Page 9

(i)	with respect to any breach by the Sellers of any Seller Warranty; or

(ii)	under any indemnity,

is to be treated as a reduction of the amount comprising the aggregate of the Initial Purchase Price and Deferred Consideration.

(b)	If the breach relates to a particular Business Asset:

(i)	the reduction must be applied against the proportion of the sum of the Initial Purchase Price and Deferred Consideration referable to that Business Asset; and

(ii)

if a payment made to the Buyer under Clause 2.6(a)) exceeds the proportion of the sum of the Initial Purchase Price and Deferred Consideration referable to the relevant Business Asset, then the remainder is to be treated as a reduction of the sum of the Initial Purchase Price and Deferred Consideration as reasonably determined by the Buyer.

(c)

If the breach does not relate to a particular Business Asset, then the reduction is to be treated as a reduction of the sum of the Initial Purchase Price and Deferred Consideration as reasonably determined by the Buyer.

(d)

The amount of the Initial Purchase Price and Deferred Consideration apportioned to a particular Business Asset does not limit the amount that the Buyer may recover for a breach of a Seller Warranty or under any indemnity in relation to that Business Asset.

2.7	Title and Risk

Title to and risk in the the Business Assets remains solely with the Sellers (or any relevant Affiliate of a Seller) until Completion, and passes to the Buyer on and from Completion.

2.8	No Assumption of Liabilites

For the avoidance of doubt, the Buyer will not be acquiring or be responsible for any liabilities of the Sellers howsoever arising.

3.	EARNOUT

3.1	Earnout Payments

(a)

Subject to Clauses 3.1(b) and 3.1(c) below, in addition to the Initial Purchase Price and as part of the consideration for the Business Assets, the Buyer shall pay to the Sellers the Earnout Payment for each six month period between Completion and the Second Earnout Year in accordance with the following:

(i)	in the first six month period within the First Earnout Year, the Buyer shall pay to the Sellers the lesser of;

(A)	the Earnout Payment calculated with respect to the first six months of the First Earnout Year; and

(B)	A$1,500,000;

Lander & Rogers	Ref:	Page 10

(ii)	in the second six months period within the First Earnout Year, where the Earnout Payment calculated for the second six month period combined with the amount paid pursuant to Clause 3.1(a)(i) above:

(A)	is greater than A$1,500,000, then the Buyer will pay to the Sellers such amount so that the aggregate Earnout Payments received by the Sellers for the First Earnout Year is equal to A$1,500,000;

(B)	is greater than A$750,000, but less than A$1,500,000, then the Buyer shall pay to the Sellers the entire Earnout Payment calculated for the second six month period in the First Earnout Year;

(C)	is less than A$750,000, the Buyer shall pay to the Sellers such amount so that the entire aggregate Earnout Payments received by the Sellers for the First Earnout Year will be an amount of A$750,000.

(iii)	in the first six month period within the Second Earnout Year, the Buyer shall pay to the Sellers the lesser of;

(A)	the Earnout Payment calculated with respect to the first six months of the Second Earnout Year; and

(B)	A$1,500,000;

(iv)	in the second six months within the Second Earnout Year, where the Earnout Payment calculated for the second six month period combined with the amount paid pursuant to Clause 3.1(a)(iii) above:

(A)	is greater than A$1,500,000, then the Buyer will pay to the Sellers such amount so that the aggregate Earnout Payments received by the Sellers for the Second Earnout Year is equal to A$1,500,000;

(B)	is greater than A$750,000, but less than A$1,500,000, then the Buyer shall pay to the Sellers the entire Earnout Payment calculated for the second six month period in the Second Earnout Year;

(C)	is less than A$750,000, the Buyer shall pay to the Sellers such amount so that the entire aggregate Earnout Payments received by the Sellers for the Second Earnout Year will be an amount of A$750,000.

(b)

Each of the Earnout Payments payable in accordance with Clause 3.1(a) above shall be payable by the Buyer in Immediately Available Funds within 45 Business Days following the end of the relevant six month period provided that at the time the relevant payment is required to be made by the Buyer, an Earnout Payment Cecessation Event has not occurred. If the Buyer nominates a QC to give an opinion in respect of a breach of Schedule 7 for the purposes of an Earnout Payment Cessation Event, the Buyer and the Sellers must appoint that QC to give the QC’s opinion in respect thereof

(c)

If an Earnout Payment Cessation Event occurs, the Sellers’ rights, and the Buyer’s obligations, in respect of any Earnout Payments that would otherwise be payable after the date of the Earnout Payment Cessation Event are irrevocably extinguished.

Lander & Rogers	Ref:	Page 11

3.2	Calculation of Earnout Payment & Access

(a)

For the purposes of determining the Earnout Payments under Clause 3.1(a), the Buyer shall, in good faith, calculate the Earnout Payment payable to the Sellers for the relevant six month period and shall provide and deliver to the Sellers a statement in support of the calculation within 30 Business Days following the end of the relevant period (“Earnout Statement”). The Earnout Statement shall set out such information and details reasonably required by the Sellers to determine and / or verify the Earnout Payments for the relevant period.

(b)

The Buyer shall ensure that it maintains copies of, and provides reasonable access to, all information, records, data and any other form of evidence (whether in written, electronic or other form) used in connection with the preparation of the Earnout Statement (“Earnout Information”) and shall provide copies of such Earnout Information if requested by a Seller (at the Sellers’ expense). Subject to the Sellers providing reasonable notice to the Buyer, the Buyer shall give the Sellers and their advisors such access during normal business hours to the Buyer’s premises and relevant records as is reasonably necessary for the purposes of allowing the Sellers to review and audit the information used to prepare the Earnout Statement, including providing reasonable access to any meter readings of the Vibes to allow the Sellers to verify the engine hours recorded by the Buyer in its calculation of the Total Vibe Utilisation Days.

(c)

If the parties are unable to agree on the value of any Earnout Payment, either of the Sellers or the Buyer may notify the other in writing that a dispute exists and the parties must then submit the dispute to expert determination by an expert (Expert) as follows:

(i)

the Expert will be a person appointed by agreement by the Sellers and the Buyer but, failing agreement, will be an accountant nominated by the President for the time being of the Institute of Chartered Accountants (Victorian Branch);

(ii)	the Expert must act as an expert and not as an arbitrator;

(iii)	the decisions of the Expert will be final and binding on the parties;

(iv)	the Sellers and the Buyer must pay an equal share of the accountant’s costs, unless the Expert decides only one of them must bear all or a greater part of the fees; and

(v)	the Expert may determine what information it reasonably requires from the parties in order to make its determination and the parties agree to provide such information.

3.3	Earnout Payment Set-off

The Buyer may set-off against the Earnout Payments payable by it to the Sellers under Clause 3.1(a), any amount payable by the Sellers to the Buyer under a Warranty Claim in respect of which:

(a)	a Seller has admitted liability and the amount of the Claim is agreed; or

Lander & Rogers	Ref:	Page 12

(b)	a court of competent jurisdiction has determined the Warranty Claim in favour of the Buyer.

4.	COMPLETION

4.1	Time and place for Completion

Completion must take place on or before 5.00pm on the Completion Date at the offices of Clifford Chance at Level 16, 1 O’Connell Street, Sydney, NSW 2000 or such other place, time and date as the Buyer and Sellers may agree in writing.

4.2	Sellers’ Completion Obligations

(a)	Board meeting: Before or at Completion:

(i)

the Sellers must procure that a meeting of the directors of each Seller (and any relevant Affiliate of the Sellers) is held at which the directors approve the sale of the Business Assets by the Sellers (or such Affiliate, if relevant) to the Buyer (or an entity nominated by the Buyer); and

(ii)	the Sellers, and any relevant Affiliate of that Seller, must deliver to the Buyer a copy of the minutes of that meeting.

(b)

Control and possession of Business Assets and Business Records: At Completion, the Sellers must give, and must procure that the relevant Affiliate of a Seller gives, the Buyer (or an entity nominated by the Buyer):

(i)	operating control of the Business Assets;

(ii)	exclusive possession of the Business Assets, free and clear from any Security Interests; and

(iii)

possession of the Business Records by delivering them at the place where Completion is to occur, or at any other place reasonably requested by the Buyer and specified to the Sellers in writing 2 Business Days prior to Completion.

(c)

Keys and passwords: At Completion, the Sellers must give, and procure that the relevant Affiliate of a Seller gives, the Buyer any keys and passwords relevant to the use of the Business Assets and/or the Business Records.

(d)	Motor vehicles: At Completion, the Sellers must give, and procure that the relevant Affiliate of a Seller gives, the Buyer (or an entity nominated by the Buyer):

(i)	Up to date registration papers, logbooks, certificates and records of insurance for each Motor Vehicle.

(ii)

The Motor Vehicles and any documents required to effect the transfer of ownership of the Motor Vehicles. The Buyer must (at the Seller’s reasonable cost) procure any inspections required to effect the transfer of ownership of the Motor Vehicles.

Lander & Rogers	Ref:	Page 13

(e)

PPSA Security Interests: In respect of each PPSA Security Interest over the Business Assets registered on the PPSR immediately before Completion, the Sellers must give, and procure that the relevant Affiliate of a Seller gives, to the Buyer at Completion;

(i)

a deed executed by the person named in the PPSR as the secured party in relation to the PPSA Security Interest, releasing such PPSA Security Interest with effect from Completion, and any other documents reasonably required by the Buyer as evidence of the release; and

(ii)	all necessary information and documentation to enable the Buyer (or its financier) to remove such PPSA Security Interest from the PPSR.

(f)

Unregistered and Other Registered Security Interests: In respect of each Security Interest over any Business Asset that is not registered on the PPSR immediately before Completion, give to the Buyer, or procure that the relevant Affiliate gives to the Buyer, at Completion evidence satisfactory to the Buyer (acting reasonably) that the Security Interest has been released, or will be released, with effect from Completion, each being in a form reasonably acceptable to the Buyer.

(g)	Disclosure Letter: At Completion, the Sellers must give the Buyer the Disclosure Letter, signed by the Sellers.

(h)

Powers of attorney: At Completion, the Sellers must give the Buyer any powers of attorney executed by a Seller authorising its attorney or attorneys to execute any documents referred to in this clause for and on behalf of that Seller.

(i)

Removal of Excluded Assets: The Sellers must remove, or cause to be removed, all Excluded Assets from the Restricted Area at Completion (or if that is not practicable, then as soon as reasonably possible following Completion).

4.3	Buyer’s Completion Obligations

(a)	Board meeting: At or before Completion:

(i)	the Buyer must procure that a meeting of the directors of the Buyer is held at which the directors approve the purchase of the Business Assets by the Buyer; and

(ii)	the Buyer must deliver to the Sellers a certified copy of the minutes of that meeting.

(b)

Payment of the Initial Purchase Price: At Completion, the Buyer must pay the full amount of the Initial Purchase Price to the Sellers’ nominated bank account (or as directed by the Sellers) in Immediately Available Funds.

(c)

Delivery of signed documents: At Completion, the Buyer must deliver to the Sellers a duly executed counterpart of any document delivered by the Sellers on Completion that requires execution by the Buyer (or an entity nominated by the Buyer).

(d)	Disclosure Letter: At Completion, the Buyer must give the Sellers a signed acknowledgement of receipt of the Disclosure Letter.

Lander & Rogers	Ref:	Page 14

(e)

Powers of attorney: At Completion, the Buyer must give the Sellers any powers of attorney executed by the Buyer authorising its attorney or attorneys to execute any documents referred to in this clause for and on behalf of the Buyer.

4.4	Completion Actions Simultaneous

(a)

Subject to clause Clause 4.4(b) and Clause 4.4(c), the actions to take place as contemplated by Clause 4.2 and Clause 4.3 are interdependent and must take place, as nearly as possible, simultaneously. If a party defaults in the performance of such an action, then without prejudice to any rights available to the other party as a consequence of that default:

(i)	there is no obligation on the other party to perform any of the other actions;

(ii)	to the extent that any other actions have already been undertaken by either party, both parties must do everything reasonably required to reverse those actions; and

(iii)	each party must return to the other party all documents delivered to it under Clause 4.2 and Clause 4.3 and must repay to the other party all payments received by it under Clause 2.4.

(b)	The Buyer may, in its sole discretion, waive any or all of the actions that the Sellers are required to perform under Clause 4.2.

(c)	The Sellers may, in their sole discretion, waive any or all of the actions that the Buyer is required to perform under Clause 4.3.

5.	POST-COMPLETION CONDUCT

5.1	Access

Until the earlier of transfer of the Oakey Lease to the Buyer pursuant to Clause 5.5 and a period of four months following Completion:

(a)

the Buyer shall be granted such access to the Business Premises as the Buyer reasonably requires for the purposes of allowing the orderly removal of the Plant and Equipment (including the Motor Vehicles) from the Business Premises provided that such access is provided to the Buyer during the Business Hours Period (or during such hours as otherwise agreed between the parties).

(b)	without limiting Clause 2.7, the Sellers must, until such time the Buyer has removed the Plant and Equipment (including the Motor Vehicles) from the Business Premises in accordance with Clause 5.1(a):

(i)

use all reasonable endeavours to store, protect and maintain the Business Assets at normal levels and in the ordinary course and, if necessary, carry out repairs and maintenance (at the Buyer’s expense) to the Plant and Equipment (including the Motor Vehicles) in accordance with good commercial practice and standards of maintenance;

(ii)	not dispose, transfer, move or otherwise deal in any Business Asset except with the prior written consent of the Buyer; and

Lander & Rogers	Ref:	Page 15

(iii)	maintain in full force all Authorisations required for or in connection with the Business Assets.

5.2	Location of Business Assets

To the extent that any of the Business Assets are not delivered to, or are otherwise located on, the Business Premises at Completion, the Sellers shall (at their own expense) as soon as possible after Completion, and in any event no later than 1 December 2019, deliver those Business Assets to the Business Premises (including, for the avoidance of doubt, to the site located on 187 Bridge Street, Oakey, Queensland 4401).

5.3	Set-Off

The Buyer may set-off against the Deferred Consideration payable by it to the Sellers under Clause 2.4(b), any Loss suffered by the Buyer arising from from the Sellers’ breach of Clause 5.1(b).

5.4	Costs

The Sellers shall provide all assistance reasonably required or requested by the Buyer to assist in the removal of the Plant and Equipment (including the Motor Vehicles) pursuant to Clause 5.1 provided that all costs and expenses incurred by the Sellers in complying with the reasonable request of the Buyer are borne by the Buyer.

5.5	Transfer of Lease

At any time during the four months following Completion, the Buyer may, by providing written notice to the Sellers, request that the Sellers transfer their rights, interest and benefit in the Oakey Lease to the Buyer and the Sellers shall, as soon as practicable following receipt of the written notice from the Buyer, do all things reasonably necessary to give effect to the transfer including, but not limited to, seeking any relevant consents or Authorisations and delivering and executing any document or documents in respect of the transfer and the Buyer shall provide all necessary information and assistance to the Sellers to obtain such transfer.

6.	WARRANTIES

6.1	Warranties

Subject to the qualifications and limitations in Clause 7, the Sellers give the Seller Warranties in favour of the Buyer and the Buyer gives the Buyer Warranties in favour of the Sellers:

(a)	in respect of each Warranty that is expressed to be given on a particular date, on that date; and

(b)	in respect of each other Warranty, on the date of this agreement and at Completion.

6.2	Warranties Separate

Each Warranty is separate from and independent of the other Warranties and,is not limited by reference to any other Warranty.

Lander & Rogers	Ref:	Page 16

6.3	Reliance

(a)	The Sellers acknowledge that the Buyer has entered into this agreement and will complete this agreement in reliance on the Seller Warranties.

(b)	The Buyer acknowledges that the Sellers have entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

6.4	Survival of Warranties

The Warranties survive Completion of this agreement.

7.	LIMITATIONS OF LIABILITY

7.1	Disclosure

(a)	Subject to Clause 7.1(c) and Clause 7.1(d) the Buyer acknowledges and agrees that the Sellers have disclosed or are deemed to have disclosed against the Seller Warranties, all matters that:

(i)	are provided for or described in this agreement;

(ii)	are fairly disclosed or referred to in the Disclosure Materials;

(iii)	are disclosed on any public record (including any records maintained by any Government Agency that are available for inspection by the public);

(iv)	are within the actual knowledge of the Buyer as at the date of this agreement; and

(v)	would have been apparent from an inspection of the books and records made available to the Buyer as Disclosure Materials.

(b)	Subject to Clause 7.1(c) and Clause 7.1(d), the Buyer acknowledges and agrees that it is aware of and will be deemed to have actual knowledge of all the matters described in Clause 7.1(a).

(c)	The Seller Warranties (other than the Title Warranties) are given subject to the disclosures or deemed disclosures described in Clause 7.1(a).

(d)

The Sellers will have no liability under the Seller Warranties (other than the Title Warranties) to the extent that disclosure is made or is deemed to have been made against the Seller Warranties under this Clause 7.1.

(e)	If matters giving rise to a Claim are disclosed or are deemed to have been disclosed under Clause 7.1(a):

(i)	the Buyer must not make such a Claim; and

(ii)	the Sellers will not be in breach of the relevant Seller Warranties.

7.2	Fair Disclosure and Actual Knowledge

Where any Seller Warranty is qualified by the expression “to the best of the Sellers’ knowledge”, or “so far as the Sellers are aware” or a similar qualification as to the Sellers’ awareness or knowledge, the Sellers are deemed to know or be aware of a particular fact, matter or circumstance only if a Specified Person is actually aware of that fact, matter or circumstance as at the date of this agreement, or would reasonably be expected to be aware of that fact, matter or circumstance if, on the date the Seller Warranty is given, they had made reasonable enquiries as to the accuracy of the Seller Warranties.

Lander & Rogers	Ref:	Page 17

7.3	No Reliance by Buyer

The Buyer acknowledges, represents and warrants to the Sellers that except as expressly set out in this agreement (including in the Seller Warranties):

(a)

the Buyer has not relied on any representation, warranty, promise or undertaking given or made by the Sellers (or any person on their behalf) in respect of the condition and performance of the Plant and Equipment, and the Buyer acknowledges that the Plant and Equipment is sold under this agreement on a “as is where is” basis;

(b)	no representations, warranties, promises, undertakings, statements or conduct in respect of the future financial performance or prospects of the Business or otherwise;

(i)	have induced or influenced the Buyer to enter into or agree to any or all of the terms or conditions of this agreement;

(ii)	have been taken into account by the Buyer as being important to its decision to enter into or agree to any or all of the terms or conditions of this agreement; or

(iii)	have been relied on in any way as being accurate by the Buyer;

(c)	it has entered into this agreement after satisfactory inspection and investigation of the affairs of the Sellers and the Business, including a detailed review of all the Disclosure Materials; and

(d)	it has made, and it relies upon, its own searches, investigations, enquiries and evaluations in respect of the Sellers and the Business Assets.

7.4	Minimum Amount of Claims

(a)

The Sellers are not liable in respect of a Claim (other than a Claim arising under the Title Warranties) for breach of a Seller Warranty unless and until the aggregate amount finally agreed, determined or adjudicated to be payable in respect of that Claim:

(i)	exceeds 0.1% of the Initial Purchase Price; and

(ii)

either alone or together with the aggregate amount finally agreed, determined or adjudicated to be payable in respect of other Claims for breach of Seller Warranties exceeds 1% of the Initial Purchase Price.

(b)

If the amount of a Claim for breach of a Seller Warranty satisfies the thresholds in Clause 7.4(a)), then subject to Clause 7.4(c) and Clause 7.5 the Seller is liable for the entire amount (including, for the avoidance of doubt, the initial 1% of the of the Initial Purchase Price) and not just the excess.

(c)	For the purpose of Clause 7.4(a):

Lander & Rogers	Ref:	Page 18

(i)

claims, demands, legal proceedings or causes of action arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty or relate to another Claim; and

(ii)	claims, demands, legal proceedings or causes of action of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

7.5	Maximum Liability for Claims

(a)

The maximum aggregate amount that the Sellers are required to pay in respect of all Claims for a breach of Seller Warranty whenever made is 50% of the Total Consideration, except that such maximum amount shall be 100% of the Total Consideration for a Claim for breach of a Title Warranty.

(b)	The maximum aggregate amount that the Sellers are required to pay in respect of all Claims under this agreement (including Claims subject to clause 7.5(a)) shall be 100% of the Total Consideration.

7.6	Time Limits on Claims

(a)

The Sellers are not liable in respect of a Claim for breach of a Seller Warranty (other than any Claims in respect of a Title Warranty) unless the Buyer has notified the Sellers of the Claim in accordance with Clause 8.1(a) within 24 months of the Completion Date.

(b)

The Sellers are not liable in respect of a Claim for breach of a Seller Warranty, and a Claim for breach of a Seller Warranty is to be deemed withdrawn, unless within three months (or such longer period as may be agreed between the parties) of the date the Buyer is required to have notified the Sellers of the Claim under Clause 7.6(a) the Buyer has issued and served legal proceedings against the Sellers in connection with the Claim.

7.7	No Double Recovery

(a)	No party is liable in respect of a Claim for Loss to the extent that the same Loss is recovered under another Claim or is made good or otherwise compensated for without material cost to that party.

(b)

If, after a party has made a payment in respect of a Claim, the relevant recipient recovers or is compensated by any other means for Loss relating to that payment (including under an insurance policy), the relevant recipient must as soon as practicable pay the amount of the Loss that was recovered or compensated for, less costs and expenses, to the party who made the payment.

7.8	Recovery Under Other Rights and Reimbursement

(a)

Where the Buyer is, or would be but for this clause 7.8(a), entitled to recover any sum in respect of a Claim for any Loss, or be compensated for by any other means, from another source whether by way of contract, indemnity or otherwise (including under a policy of insurance or from a Government Agency), the Buyer must:

(i)	use reasonable endeavours to recover that sum; and

Lander & Rogers	Ref:	Page 19

(ii)	if applicable, reduce the amount of the Claim by the amount of the recovered sum.

(b)

If, after the Sellers have made a payment in respect of a Claim, the Buyer recovers or is compensated by any other means for Loss that gave rise to the Claim, the Buyer must immediately pay to the Sellers, as an increase in the Initial Purchase Price, the lesser of:

(i)	the amount of the Loss that was recovered or compensated for; and

(ii)	the amount paid by the Sellers in respect of the Claim

7.9	Mitigation Of Loss

(a)	Each party must take all reasonable steps and actions and give all reasonable assistance to avoid or mitigate any Loss that may give rise to a Claim.

(b)	If a party does not comply with Clause 7.9(a) and compliance with Clause 7.9(a) would have mitigated the Loss, the other party is not liable for the amount by which the Loss would have been reduced.

7.10	General Limitations

The Sellers are not liable under a Claim (other than a Claim in respect of a Title Warranty) for Loss to the extent that Loss:

(a)	arises from an act or omission before Completion that was done or made:

(i)	with the knowledge of the Buyer, and the Buyer did not object to the act or omission;

(ii)	with the written consent of the Buyer; or

(iii)	at the written direction or instruction of the Buyer;

(b)	arises from anything done or not done after Completion by or on behalf of the Buyer:

(i)	in reliance on this agreement or to satisfy an obligation of the Buyer under this agreement (including under this Clause 7.10); or

(ii)	to satisfy an obligation under any law or governmental requirement in force at Completion,

(c)	could only have been avoided by a Seller breaching its obligations at law or under this agreement;

(d)	arises from:

(i)	the enactment or amendment of any law;

(ii)	a change in the judicial or administrative interpretation of the law; or

(iii)	a change in the practice or policy of any Government Agency,

occurring after the date of this agreement, and including any law, practice or policy that has a retrospective effect;

Lander & Rogers	Ref:	Page 20

(e)	would not have arisen but for a change in ownership of the Business Assets or a restructure of the Business, on or after Completion;

(f)	would not have arisen but for a change after Completion in any accounting policy or practice applied in relation to the Business by a Seller before Completion;

(g)

is special loss or damage, indirect loss or damage or consequential loss or damage, subject to nothing in this clause limiting or restricting a Seller’s liability for Loss flowing directly and naturally from the relevant breach;

(h)	arises out of the cessation or alteration of the Business after Completion;

(i)	is not a reasonable legal cost;

(j)	is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Sellers receive written notice of the Claim in accordance with Clause 8.1.

7.11	Buyer Benefits

In assessing any Loss recoverable by the Buyer as a result of any Claim, there must be taken into account any benefit accruing to the Buyer (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law obtained or obtainable by the Buyer and any amount by which any Tax or Duty for which the Buyer is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter giving rise to that Claim.

7.12	Sole Remedies

(a)	It is the intention of the parties that the Buyer’s sole remedies in connection with the Sale will be as set out in this agreement.

(b)

Unless a Claim may be made under the terms of this agreement or arises out of a statutory right or other claim that cannot be excluded by contract, the Sellers have no liability to the Buyer under a Claim:

(i)	in connection with the Sale or the matters the subject of this agreement or the Disclosure Materials; or

(ii)	resulting from or implied by conduct made in the course of communications or negotiations in respect of the Sale or the matters the subject of this agreement or the Disclosure Materials.

(c)	The Buyer must not make a Claim:

(i)	that the Buyer would not be entitled to make under this agreement or that is otherwise inconsistent with the Buyer’s entitlement to make a Claim under this agreement;

(ii)	against any current or former director, officer or employee of a Seller or any of its respective Related Bodies Corporate,

and the Buyer acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in Clause 7.12(a).

Lander & Rogers	Ref:	Page 21

7.13	Payments Affecting Total Consideration

(a)	Any payment made by the Sellers to the Buyer in respect of any Claim will be in reduction and refund of the Total Consideration.

(b)	Any payment (including a reimbursement) made by the Buyer to the Sellers in respect of any Claim will be an increase to the Total Consideration.

7.14	Independent Limitations

Each qualification and limitation in this Clause 7 is to be construed independently of the others and is not limited by any other qualification or limitation.

7.15	No Limitation for Fraud or Willful Misconduct

Nothing in this Clause 7 applies to exclude or limit the liability of the Sellers to the extent that a Claim arises or is delayed as a result of fraud or wilful misconduct of the Sellers.

8.	CLAIMS PROCESS

8.1	Notice of Buyer Claims

(a)

If the Buyer wishes to make a Claim against the Sellers, the Buyer must notify the Sellers as soon as reasonably practicable of the intended Claim and in any event within 30 Business Days that the Buyer becomes aware that it can make such Claim, and must in that notice specify whether or not that Claim (whether alone or with any other Claims that the Buyer is aware of) exceeds any of the thresholds set out in Clause 7.4.

(b)

A notice given under Clause 8.1(a) (Claim Notice) must include all relevant details of the Claim that are known to the Buyer at the time of giving the notice including an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim (Claim Amount).

(c)	Each party must keep the other party informed of all material developments in relation to information included in Claim Notices provided under Clause 8.1(a).

8.2	Dealing With Claims

(a)	On receipt of a Claim Notice under Clause 8.1, the Sellers will have 45 Business Days (Consideration Period) to consider and evaluate the Claim Notice and the circumstances around it.

(b)	The Sellers must give the Buyer a written notice (Claim Dispute Notice) before the end of the Consideration Period if it disputes the Claim Notice, setting out:

(i)	in reasonable detail the reason why the Sellers dispute the Claim Notice; and

(ii)	the monetary amount (if any) admitted by the Sellers as owing to the Buyer for the Loss incurred or estimated to be incurred in respect of that Claim.

Lander & Rogers	Ref:	Page 22

(c)

If the Sellers do not give the Buyer a Claim Dispute Notice within the Consideration Period, then the Sellers will be taken to have admitted the full Claim Amount that is the subject of the Claim Notice.

(d)	If the Sellers give the Buyer a Claim Dispute Notice within the Consideration Period that disputes the whole or part of the Claim Amount, then Clause 8.3 applies.

(e)	The Sellers are taken to have admitted any part (or the entirety) of the Claim Amount specified in the Claim Notice that is not disputed in the Claim Dispute Notice.

8.3	Lesser or No Claim Amount Admitted

(a)	If a Claim Dispute Notice has been given under Clause 8.2(b), the Buyer and the Sellers must seek to resolve the dispute through negotiations.

(b)

If the Buyer and the Seller fail to reach agreement as to the amount (if any) to which the Buyer is entitled in relation to that Claim within 20 Business Days of the Claim Dispute Notice having been received, or if a party to the dispute refuses to participate in such negotiations, then any party to the dispute will be entitled to commence proceedings in relation to the Claim, and to the part of the Claim Amount that is not admitted pursuant to Clause 8.2(c) or Clause 8.2(e).

8.4	Disclosure of Third Party Claims and Potential Claims

(a)	The Buyer must notify the Sellers as soon as reasonably practicable if:

(i)	it becomes aware that a Third Party Claim is made that may give rise to a Claim against the Sellers;

(ii)	it believes that it would be entitled to make a Claim against the Sellers but for the thresholds set out in Clause 7.4; or

(iii)

it becomes aware of any events, matters or circumstances (including any potential or threatened Third Party Claim) that are reasonably likely to give rise to a Claim against the Sellers, whether alone or with any other Claim or circumstances or with the passage of time.

(b)	A notice given under Clause 8.4(a) must include all relevant details, including the amount of any potential Claim arising from, of:

(i)	the Third Party Claim notified under Clause 8.4(a)(i); and/or

(ii)	the events, matters or circumstances giving rise to or that may give rise to a Claim notified under Clause 8.4(a)(ii) or Clause 8.4(a)(iii).

(c)	The Buyer must keep the Sellers informed on an on-going basis of all developments in relation to a notice given under Clause 8.4(a).

8.5	Conduct of Third Party Claims

(a)	If the Buyer becomes aware of a Third Party Claim, then the Buyer must not:

(i)	accept, compromise or pay;

Lander & Rogers	Ref:	Page 23

(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Third Party Claim without the Sellers’ prior written consent, which consent must not be unreasonably withheld or delayed.

(b)

As soon as reasonably practicable after receiving a notice in respect of a Third Party Claim under Clause 9.4(a)(i), the Sellers may conduct the defence of the Third Party Claim at the Sellers’ own cost by giving written notice to the Buyer and on receiving such notice, the Buyer must take all action reasonably requested by the Sellers to avoid, contest, compromise or defend the Third Party Claim, including:

(i)	providing access to witnesses and documentary or other evidence within the control of the Buyer that is relevant to the Third Party Claim;

(ii)	allowing the Sellers and their legal advisers to inspect and take copies of all relevant books, records, files and documents; and

(iii)	providing the Sellers with reasonable access to the personnel, premises and chattels of or under the control of the Buyer,

provided that the Sellers provide the Buyer with an indemnity against all Loss that the Buyer may reasonably incur in taking such action in accordance with this clause 8.5(b).

(c)	In conducting the defence of a Third Party Claim the Sellers must:

(i)	act in good faith;

(ii)	appoint professional advisers approved by the Buyer;

(iii)	liaise with the Buyer in relation to the defence of the Third Party Claim; and

(iv)	provide the Buyer with prompt and reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

(d)

If the Sellers do not wish to assume the conduct of the defence of the Third Party Claim then it must notify the Buyer as soon as reasonable practicable after receiving a notice under Clause 8.4(a)(ii) and the Buyer must:

(i)	act in good faith;

(ii)	liaise with the Sellers in relation to the defence of the Third Party Claim; and

(iii)	provide the Sellers with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

8.6	Exclusion

This Clause 8 does not limit or restrict the ability of a party to bring a Claim for specific performance of this agreement or to seek urgent injunctive or similar relief.

Lander & Rogers	Ref:	Page 24

8.7	Payment of Admitted Claim Amounts

To the extent the Sellers admit (or is taken to have admitted) liability for the whole or a part of a Claim Amount pursuant to Clause 8.2(c) or Clause 8.2(e) (Admitted Claim Amount), then the Seller must pay the Buyer the Admitted Claim Amount within 14 Business Days of the end of the Consideration Period.

9.	PROTECTION OF THE BUSINESS

The parties agree that Schedule 7 shall apply.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Media Announcements

(a)

A party may not make or send any public announcement, communication or circular relating to the Sale or this agreement unless the other party has consented to the announcement, communication or circular in writing (including the timing, form and content of that disclosure).

(b)	Clause 10.1(a) does not apply where the announcement, communication or circular would be permitted under an exemption in Clause 10.2(a)(i).

10.2	Confidentiality

(a)

Each party (Recipient) must keep secret and confidential and not disclose any information relating to another party or its business (which is or has been disclosed to the recipient by the other party, its representatives or advisers), this agreement or the terms of the Sale, except:

(i)

where the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the Recipient);

(ii)

if the Recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange or other document with statutory content requirements, provided that the Recipient has to the extent practicable having regard to those obligations and the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(iii)	where the disclosure is expressly permitted under this agreement;

(iv)

if disclosure is made to its officers, employees and professional advisers to the extent necessary to enable the Recipient to properly perform its obligations under this agreement or to conduct its business generally, in which case the Recipient must ensure that such persons keep the information secret and confidential and do not disclose the information to any other person;

(v)	where the disclosure is required for use in legal proceedings regarding this agreement or the Sale; or

(vi)	if the party to whom the information relates has consented in writing before the disclosure.

Lander & Rogers	Ref:	Page 25

(b)	Each Recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the Recipient’s obligations under this Clause 10.2.

11.	DUTY, COSTS AND EXPENSES

11.1	Duty

The Buyer must pay and is solely liable for all Duty chargeable, payable or assessed in relation to the execution, delivery and performance of this agreement and any agreement or document entered into or signed in accordance with this agreement.

11.2	Costs and Expenses

(a)	Unless otherwise provided in this agreement, each party must pay its own costs and expenses in respect of:

(i)	the negotiation, preparation, execution, registration, delivery and Completion of this agreement and any other related agreements or documents entered into or contemplated under this agreement; and

(ii)	all acts required to be performed or actions required to be taken by that party in satisfaction of its obligations under this agreement.

12.	GST

12.1	Definitions

Words used in this clause 12 that have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

12.2	GST

(a)	Unless expressly stated otherwise, the consideration for any supply under or in connection with this agreement is exclusive of GST.

(b)

To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the amount payable by the recipient is the consideration provided under this agreement for that supply (unless it expressly includes GST) plus an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.

(c)	The recipient must pay the additional amount at the same time as the consideration to which it is referable, and upon the issue of an invoice relating to the supply.

(d)	Whenever an adjustment event occurs in relation to any taxable supply to which Clause 12.2(b) applies:

(i)	the supplier must determine the amount of the GST component of the consideration payable; and

Lander & Rogers	Ref:	Page 26

(ii)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

12.3	Reimbursements

If any party is entitled under this agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

13.	GUARANTEE BY SELLERS’ GUARANTOR

13.1	Guarantee and Indemnity

(a)	The Sellers’ Guarantor:

(i)

unconditionally and irrevocably guarantees to the Buyer on demand, the due and punctual performance of each Seller’s obligations under this agreement and promises to pay on demand each sum (together with interest on each such sum accrued both before and after the date of the demand until the date of payment) which the Sellers are liable to pay under this agreement as if it was the principal obligor; and

(ii)

as a separate and additional liability, indemnifies the Buyer against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Buyer arising from any default or delay in the due and punctual performance of any of the Sellers’ obligations under this agreement or if any obligation guaranteed by the Sellers’ Guarantor under this agreement is or becomes unenforceable, invalid or illegal.

(b)

The Sellers’ Guarantor’s obligations under this Clause 13 will be in addition to any obligations the Sellers may have under any other agreement or security in relation to this agreement or the obligations of the Sellers under this agreement. The Buyer may enforce its rights, against the Sellers’ Guarantor provided it has first exercised its rights and remedies against the Sellers.

13.2	Extent of Guarantee and Indemnity

The liability of the Sellers’ Guarantor under this Clause 13 is not affected by anything that, but for this Clause 13, might operate to release or exonerate the Sellers’ Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Sellers’ Guarantor:

(a)

the grant to the Sellers, the Sellers’ Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Sellers, the Sellers’ Guarantor or any other person from any liability or obligation;

(b)

any variation, amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) of any terms of this agreement or the obligations of the Sellers under this agreement;

Lander & Rogers	Ref:	Page 27

(c)

any Insolvency Event occurring in relation to any Seller or any Affiliate of a Seller, or any change of control of either Seller or any other matter affecting the obligations of the Sellers under this agreement;

(d)	any other matter which, but for this clause, would reduce, vitiate or affect the obligations of the Sellers’ Guarantor in respect of the obligations of the Sellers under this agreement.

13.3	Deferral of Rights

Until all the obligations of the Sellers under this agreement have been unconditionally and irrevocably discharged, the Sellers’ Guarantor agrees that:

(a)	it will not make demand for the payment of any sum from the Sellers connected with or in relation to the sum demanded by the Buyer or claim any set-off or counterclaim against the Sellers;

(b)	if a Seller is subject to an Insolvency Event, the Sellers’ Guarantor will not prove in any such insolvency or liquidation or other proceedings in competition with the Buyer;

(c)

any security taken by the Sellers’ Guarantor from the Seller in consideration of this guarantee and any money received by the Sellers’ Guarantor by proving in the insolvency or liquidation of a Seller, will be in trust absolutely for the Buyer, in respect of the obligations of the Sellers’ Guarantor under the guarantee in this Clause 13.

13.4	Independent obligation

This Clause 13 is an independent obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

13.5	Preservation of rights

The Sellers’ Guarantor agrees that:

(a)

if any payment received by the Buyer from the Sellers in relation to the obligations of the Sellers under this agreement is avoided or set aside on the basis of the Sellers being subject to an Insolvency Event, any amount received by the Buyer and subsequently repaid, will not discharge or diminish the liability of the Sellers’ Guarantor for the obligations of the Sellers under this agreement and this Clause 13 will apply as if such payment had at all times remained owing by the Sellers; and

(b)

after a demand has been made by the Buyer under this guarantee and until the amount demanded has been paid in full, the Buyer may take such action as it thinks fit against the Sellers to recover all sums due and payable to it under this agreement, without affecting the obligations of the Sellers’ Guarantor under this Clause 13.

13.6	No Set-off

The Sellers’ Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this Clause 13, against any moneys that the Buyer may be, or become, liable to pay to the Sellers whether under this agreement or otherwise.

Lander & Rogers	Ref:	Page 28

13.7	Sellers’ Guarantor’s Liability

The Sellers’ Guarantor’s liability in respect of any Claim will not exceed the Sellers’ liability in respect of that Claim.

14.	NOTICES

14.1	Form of Notice

A notice or other communication to a party under this agreement (Notice) must be:

(a)	in writing and in English and signed by the sender or a person authorised to sign on behalf of the sender; and

(b)	addressed to that party in accordance with the details nominated in Schedule SCHEDULE 1 (or any alternative details nominated to the sending party by Notice).

14.2	How Notice Given and Received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

(c)

If as a result of Clause 14.2(a)) and Clause 14.2(b) a Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (Business Hours Period), then the Notice will instead be regarded as given and received at the start of the following Business Hours Period.

Notice delivery method	When Notice is regarded as given and received

By hand to the nominated address	When left at the nominated address.

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting.

By a globally recognised courier service to the nominated address

When confirmed delivered by the courier by way of a signed delivery receipt:

1. By 5.00pm (local time in place of receipt) on a Business Day, on that day;

2. After 5.00pm (local time in place of receipt) on a day that is not a Business Day, on the next Business Day.

By email to the nominated email address	5 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered.

Lander & Rogers	Ref:	Page 29

15.	GENERAL

15.1	Variation

An amendment or variation of any term of this agreement must be in writing and signed by each party.

15.2	No Waiver

(a)

No party may rely on the words or conduct of any other party as being a waiver of any right, power or remedy arising under or in connection with this agreement unless the other party or parties expressly grant a waiver of the right, power or remedy. Any waiver must be in writing, signed by the party granting the waiver and is only effective to the extent set out in that waiver.

(b)	Words or conduct referred to in Clause 15.2(a) include any delay in exercising a right, any election between rights and remedies and any conduct that might otherwise give rise to an estoppel.

15.3	Joint and Severable Liability

All liabilities and obligations of the Sellers under this agreement shall be joint and several.

15.4	Assignment, Novation and Other Dealings

Any rights or obligations of a party that arise out of or under this agreement are not assignable or able to be novated or otherwise dealt with by a party without the prior written consent of the other parties.

15.5	Counterparts

This agreement may be executed in any number of counterparts. Each counterpart is an original, and is evidence of the intention of each party who has executed that counterpart to be bound by its terms. All counterparts taken together constitute one instrument. The date on which the last counterpart is executed is the date of the agreement.

15.6	Severability

(a)

If the whole or any part of a provision of this agreement is or becomes invalid or unenforceable under the law of any jurisdiction, it is severed in that jurisdiction to the extent that it is invalid or unenforceable and whether it is in severable terms or not.

(b)

Clause 15.6(a) does not apply if the severance of a provision of this agreement in accordance with that clause would materially affect or alter the nature or effect of the parties’ obligations under this agreement.

15.7	No Merger

On Completion or termination of this agreement, the rights and obligations of the parties set out in this agreement will not merge and any provision that has not been fulfilled remains in force.

Lander & Rogers	Ref:	Page 30

15.8	Further Action

Each party must, at its own expense, do all things (including completing and signing all documents) reasonably requested by the other party that are necessary to:

(a)	bind the party and any other person intended to be bound by this agreement;

(b)	show that it is complying with this agreement;

(c)	give full effect to this agreement and the transactions contemplated by this agreement,

and use all reasonable endeavours to procure that any third parties do the same.

15.9	Time of the Essence

Time is of the essence in this agreement in respect of any date or time period including the Completion Date and any obligation to pay money.

15.10	Relationship of the Parties

(a)	Nothing in this agreement gives a party authority to bind any other party in any way.

(b)	Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

15.11	Exercise of Rights

(a)

No party is required to act reasonably in exercising any right, power, authority, discretion or remedy under or in connection with this agreement, including the granting or withholding of any approval or consent, unless expressly required to do so by the terms of this agreement.

(b)

Any party may (without being required to act reasonably) make any consent or approval required to be given by it under or in connection with this agreement, or a waiver of any of its rights, powers, authority, discretion or remedies arising under or in connection with this agreement, subject to conditions that must be complied with by the party seeking to rely upon the consent, approval or waiver.

15.12	Cumulative Rights and Remedies

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

15.13	Entire Agreement

This agreement states all the express terms agreed by the parties about its subject matter. It supersedes all prior agreements, understandings, negotiations and discussions in respect of its subject matter.

15.14	No Reliance

No party has relied on any statement, representation, assurance or warranty made or given by any other party, except as expressly set out in this agreement.

Lander & Rogers	Ref:	Page 31

15.15	Default Interest

(a)	If any sum due for payment under this agreement is not paid on the due date, the party in default must pay interest on the amount unpaid at the Interest Rate plus 2%.

(b)	Interest payable under Clause 15.15(a) accrues on a day to day basis from the due date up to and including the date of actual payment.

15.16	Governing Law and Jurisdiction

(a)	This agreement is governed by the law in force in Queensland, Australia.

(b)

Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Queensland, Australia, and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement.

(c)	Each party irrevocably waives any right it has to object to the venue of any legal process in the courts described in Clause 15.16(b) on the basis that:

(i)	any proceeding arising out of or in connection with this agreement has been brought in an inconvenient forum; or

(ii)	the courts described in Clause 15.16(b) do not have jurisdiction.

Lander & Rogers	Ref:	Page 32

EXECUTION

EXECUTED by SAEXPLORATION (AUSTRALIA) PTY LTD under section 127(1) of the Corporations Act 2001 (Cth) being signed by:	) )

/s/ Brian Beatty		/s/ Ryan Abney
Signature of director		Signature of director/secretary

Brian Beatty		Ryan Abney
Name of director (please print)		Name of director/secretary (please print)

EXECUTED by SAE (AUSTRALIA) PTY LIMITED under section 127(1) of the Corporations Act 2001 (Cth) being signed by:	) )

/s Brian Beatty		/s/ Ryan Abney
Signature of director		Signature of director/secretary

Brian Beatty		Ryan Abney
Name of director (please print)		Name of director/secretary (please print)

EXECUTED by SAEXPLORATION HOLDINGS, INC. being signed by:	) )

/s/ Michael J. Faust		/s/ Brian Beatty
Signature of director		Signature of director/secretary

Michael J. Faust		Brian Beatty
Name of director (please print)		Name of director/secretary (please print)

EXECUTED by TERREX PTY LTD under section 127(1) of the Corporations Act 2001 (Cth) being signed by:	) )

/s/ Jeffrey Largier
Signature of director		Signature of director/secretary

Jeffrey Largier
Name of director (please print)		Name of director/secretary (please print)

Lander & Rogers	Ref:	Page 33

SCHEDULE 1

Notice Details

Party	Address	Attention	Email

Sellers and Sellers’ Guarantor	SAExploration 1160 Dairy Ashford, Suite 160, Houston TX 77079, USA	Ryan Abney

Buyer	22 Crockford Street, Banyo QLD 4014, AUSTRALIA	Chris Kneipp

Lander & Rogers	Ref:	Page 34

SCHEDULE 3

Seller Warranties

1.	CAPACITY OF SELLERS

(a)	Sellers’ incorporation and existence

Each Seller is duly incorporated and validly exists under the law of its place of incorporation.

(b)	Authorisation to perform obligations

Each Seller has taken all necessary corporate action to obtain, and has obtained, all proper authorisations required by the law and its constitution (and any other applicable regulatory or contractual instrument) for the execution, delivery and performance by it of this agreement.

(c)	Obligations are enforceable

This agreement constitutes a legal, valid and binding obligation of the Sellers and is enforceable in accordance with its terms.

(d)	No legal impediment

The execution, delivery and performance by the Sellers of this agreement does not contravene, constitute a breach of any obligation under, or cause or result in a default under:

(i)	its constitution;

(ii)	any agreement, deed, undertaking or Security Interest to which it is a party or by which it is bound; or

(iii)	any law, regulation, judgement, writ, injunction or other order to which it is subject.

(e)	No Trust

Each Seller enters into and performs this agreement in its personal capacity and on its own account and not as trustee for or nominee of any other person.

(f)	Power and capacity

Each Seller has full power and capacity to own its own assets (including the Business Assets) and to enter into and perform its obligations under this agreement.

2.	SOLVENCY OF THE SELLERS

(a)	Each Seller is able to pay its debts as and when they fall due.

(b)	There are no facts, matters or circumstances that would render a Seller unable to pay its debts as and when they fall due.

(c)	No Insolvency Event has occurred in relation to a Seller.

Lander & Rogers	Ref:	Page 35

(d)	So far as the Sellers are aware, there are no facts, matters or circumstances that could reasonably be expected to give rise to an Insolvency Event in respect of a Seller.

3.	THE BUSINESS ASSETS

(a)	Sellers’ ownership and possession of the Business Assets

(i)	The Sellers (or their Affiliates) are the sole legal and beneficial owner of the Business Assets.

(ii)	The Business Assets are in the possession of the Sellers.

(iii)	The Business Assets are fully paid for.

(iv)	Other than as set out in SCHEDULE 5, the Business Assets are not the subject of any lease, hire purchase agreement or contract for purchase on deferred terms.

(v)	The Sellers (or their Affiliates) are able to transfer the full legal and beneficial ownership and possession of the Business Assets to the Buyer free of any Security Interests.

(b)	No security interests

(iii)	No Security Interest exists over any of the Business Assets.

(i)	There are no facts or circumstances that could result in the creation of a Security Interest over any of the Business Assets.

(c)	No third party rights

(i)	No Seller has:

(A)	made any offer, tender or quotation or granted any option, right of pre-emption or first refusal in respect of any of the Business Assets to any other person; or

(B)	entered into any other arrangement with any other person that restricts the use or disposal of the Business Assets.

(ii)	The Sellers (or their Affiliates) are able to transfer title to all of the Business Assets to the Buyer without first obtaining the consent of any other person.

4.	Plant and Equipment

(iv)

Each item of Plant and Equipment has, for so long as the Sellers or their Related Bodies Corporate have owned the Plant and Equipment, have been maintained in accordance with prudent business practice and (where applicable) the manufacturer’s recommended maintenance procedures.

5.	BUSINESS RECORDS

The Business Records:

Lander & Rogers	Ref:	Page 36

(i)	are in the possession of the Sellers (or their Affiliates);

(ii)	constitute an accurate and up-to-date record of all matters that ought to appear in them; and

(iii)	do not contain any material inaccuracies or discrepancies.

6.	INFORMATION

The information in the Disclosure Material and the Schedules to this agreement:

(a)	was prepared in good faith;

(b)	is accurate and not misleading or deceptive in any material respect.

Lander & Rogers	Ref:	Page 37

SCHEDULE 4

Buyer Warranties

1.	CAPACITY OF BUYER

(a)	Buyer’s incorporation and existence

(i)	The Buyer is duly incorporated and validly exists under the law of its place of incorporation.

(ii)	The Buyer has full power and authority to own the Business Assets and to carry on the Business.

(b)	Authorisation to perform obligations

The Buyer has taken all necessary corporate action to obtain, and has obtained, all proper authorisations required by the law and its constitution (and any other applicable regulatory or contractual instrument) for the execution, delivery and performance by the Buyer of this agreement.

(c)	Obligations are enforceable

This agreement constitutes a legal, valid and binding obligation of the Buyer and is enforceable in accordance with its terms.

(d)	No legal impediment

The execution, delivery and performance by the Buyer of this agreement does not contravene, constitute a breach of any obligation under, or cause or result in a default under:

(i)	its constitution;

(ii)	any agreement, deed, undertaking or Security Interest to which it is a party or by which it is bound; or

(iii)	any law, regulation, judgement, writ, injunction or other order to which it is subject.

(e)	No trust

The Buyer enters into and performs this agreement in its personal capacity and on its own account and not as trustee for or nominee of any other person.

(f)	Power and Capacity

The Buyer has full power and capacity to enter into and perform its obligations under this agreement.

2.	SOLVENCY OF THE BUYER

(a)	The Buyer is able to pay its debts as and when they fall due.

(b)	So far as the Buyer is aware, there are no facts, matters or circumstances that would render the Buyer unable to pay its debts as and when they fall due.

Lander & Rogers	Ref:	Page 38

(c)	No Insolvency Event has occurred in relation to the Buyer.

(d)	So far as the Buyer is aware, there are no facts, matters or circumstances that could reasonably be expected to give rise to an Insolvency Event in respect of the Buyer.

Lander & Rogers	Ref:	Page 39